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Exhibit 4.2

ARTICLES SUPPLEMENTARY
APARTMENT INVESTMENT AND MANAGEMENT COMPANY

Class W Cumulative Convertible Preferred Stock
(Par Value $.01 Per Share)

        APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation (hereinafter called the "Corporation"), having its principal office in Baltimore City, Maryland, hereby certifies to the Department of Assessments and Taxation of the State of Maryland that:

        FIRST:    Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 1.2 of Article IV of the Charter of the Corporation, as amended to date (the "Charter"), the Board of Directors has duly divided and classified 1,904,762 authorized but unissued shares of Class A Common Stock of the Corporation, par value $.01 per share, into a class designated as Class W Cumulative Convertible Preferred Stock, par value $.01 per share, and has provided for the issuance of such class.

        SECOND:    The reclassification increases the number of shares classified as Class W Cumulative Convertible Preferred Stock, par value $.01 per share, from no shares immediately prior to the reclassification to 1,904,762 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Class A Common Stock from 433,512,738 shares immediately prior to the reclassification to 431,607,976 shares immediately after the reclassification. The number of shares classified as Class W Cumulative Convertible Preferred Stock may be decreased pursuant to Section 6 of Article Third of these Articles Supplementary upon reacquisition thereof in any manner, or by retirement thereof, by the Corporation.

        THIRD:    The terms of the Class W Cumulative Convertible Preferred Stock (including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption) as set by the Board of Directors are as follows:

1.     Number of Shares and Designation.

        This class of Preferred Stock shall be designated as Class W Cumulative Convertible Preferred Stock (the "Class W Preferred Stock") and One Million Nine Hundred Four Thousand Seven Hundred and Sixty-Two (1,904,762) shall be the authorized number of shares of such Class W Preferred Stock constituting such class.

2.     Definitions.

        For purposes of the Class W Preferred Stock, the following terms shall have the meanings indicated:

        "Act" shall mean the Securities Act of 1933, as amended.

        "affiliate" of a Person means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

        "Aggregate Value" shall mean, with respect to any block of Equity Stock of any class, the product of (i) the number of shares of Equity Stock within such block and (ii) the corresponding Market Price of one share of Equity Stock of such class.

        "Base Common Stock Dividend" shall have the meaning set forth in paragraph (a) of Section 9 of this Article.

        "Base Rate" shall mean a quarterly dividend payment in an amount per share equal to $1.063125; provided, however, that, if the Corporation gives notice of its election to make a Dividend Increase following a Change of Control in accordance with Section 6.4(a) of the Exchange Agreement, then, from and after the date of such notice, the "Base Rate" shall mean a quarterly dividend payment in an amount per share equal to (i) for all Dividend Periods commencing after the date such notice is given, the greater of (a) $1.456875 or (b) the product of (x) $13.125 and (y) the sum of 800 basis points plus the greater of (x) the annual yield to maturity of U.S. Treasury securities with a five year maturity and (y) the annual yield to maturity of U.S. Treasury securities with a ten year maturity, in each case as compiled by and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to the date of such notice (or, if such Statistical Release is no longer published, any publicly available source of similar data), and (ii) for the Dividend Period in which such notice is given, a weighted average (based on the number of days in such Dividend Period occurring before and after the date of such notice) of (a) the Base Rate in effect prior thereto and (b) the Base Rate determined in accordance with the foregoing clause (i).

        "Beneficial Ownership" shall mean, with respect to any Person, ownership of shares of Equity Stock equal to the sum of (without duplication) (i) the number of shares of Equity Stock directly owned by such Person, (ii) the number of shares of Equity Stock indirectly owned by such Person (if such Person is an "individual" as defined in Section 542(a)(2) of the Code) taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, and (iii) the number of shares of Equity Stock that such Person is deemed to beneficially own pursuant to Rule 13d-3 under the Exchange Act, or that is attributed to such Person pursuant to Section 318 of the Code, as modified by Section 856(d)(5) of the Code, provided that when applying this definition of Beneficial Ownership to the Initial Holder, clause (iii) of this definition, and clause (ii) of the definition of "Person" shall be disregarded. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

        "Board of Directors" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Class W Preferred Stock; provided that, for purposes of paragraphs (a) and (b) of Section 9 of this Article, the term "Board of Directors" shall not include any such committee.

        "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

        "Change of Control" shall have the meaning set forth in the Exchange Agreement.

        "Charitable Beneficiary" shall mean one or more beneficiaries of the Trust as determined pursuant to Section 10.3 of this Article, each of which shall be an organization described in Section 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

        "Class A Common Stock" shall mean the Class A Common Stock, par value $.01 per share, of the Corporation, and such other shares of the Corporation's capital stock into which outstanding shares of such Class A Common Stock shall be reclassified.

        "Class W Preferred Stock" shall have the meaning set forth in Section 1 of this Article.

        "Closing Price" shall mean, when used with respect to a share of any Equity Stock and for any date, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Equity Stock is not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Equity Stock is listed or admitted to trading or, if the Equity Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Equity Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Equity Stock selected by the Board of Directors of the Corporation or, if the Equity Stock is not publicly traded, the fair value of a share of such Equity Stock as reasonably determined in good faith by the Board of Directors.

        "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor thereto, as interpreted by any applicable regulations or other administrative pronouncements as in effect from time to time.

        "Conversion Price" shall mean the conversion price per share of Class A Common Stock for which each share of Class W Preferred Stock is convertible, as such Conversion Price may be adjusted pursuant to Section 7 of this Article. The initial Conversion Price shall be $52.50 (equivalent to a conversion rate of one share of Class A Common Stock for each share of Class W Preferred Stock).

        "Dividend Payment Date" shall mean, with respect to each Dividend Period, (a) the date that cash dividends are paid on the Class A Common Stock with respect to such Dividend Period; or (b) if such dividends have not been paid on the Class A Common Stock by 11:00 a.m., New York City time, on the sixtieth day from and including the last day of such Dividend Period, then on such day; provided, further, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment payable on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date and no interest shall accrue on such dividend from such date to such Dividend Payment Date.

        "Dividend Periods" shall mean the Initial Dividend Period and each subsequent quarterly dividend period commencing on and including January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period, other than the Dividend Period during which any Class W Preferred Stock shall be redeemed pursuant to Section 5 hereof, which shall end on and include the Redemption Date with respect to the Class W Preferred Stock being redeemed.

        "Equity Stock" shall mean one or more shares of any class of capital stock of the Corporation.

        "Excess Transfer" has the meaning set forth in Section 10.3(a) of this Article.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Exchange Agreement" shall mean the Exchange Agreement, dated as of September 24, 2004, by and among Security Capital Preferred Growth Incorporated, the Corporation and AIMCO Properties, L.P.

        "Fair Market Value" shall mean the average of the daily Closing Prices of a share of Class A Common Stock during the twenty (20) consecutive Trading Days before, and ending not later than, the earlier of the day in question and the day before the "ex date" with respect to the issuance or distribution requiring such computation. The term "ex date," when used with respect to any issuance or distribution, means the first day on which the share of Class A Common Stock trades regular way, without the right to receive such issuance or distribution, on the exchange or in the market, as the case may be, used to determine that day's Closing Price.

        "Initial Dividend Period" shall mean the period commencing on and including October 1, 2004, and ending on and including December 31, 2004.

        "Initial Holder" shall mean Terry Considine.

        "Initial Holder Limit" shall mean a number of the Outstanding shares of Class W Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 15% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class W Preferred Stock that are Beneficially Owned by the Initial Holder. From the Issue Date, the secretary of the Corporation, or such other person as shall be designated by the Board of Directors, shall upon request make available to the representative(s) of the Initial Holder and the Board of Directors, a schedule that sets forth the then-current Initial Holder Limit applicable to the Initial Holder.

        "Issue Date" shall mean September 30, 2004.

        "Junior Stock" shall have the meaning set forth in paragraph (c) of Section 8 of this Article.

        "Liquidation Preference" shall have the meaning set forth in paragraph (a) of Section 4 of this Article.

        "Look-Through Entity" shall mean a Person that is either (i) described in Section 401(a) of the Code as provided under Section 856(h)(3) of the Code or (ii) registered under the Investment Company Act of 1940.

        "Look-Through Ownership Limit" shall mean, for any Look-Through Entity, a number of the Outstanding shares of Class W Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 15% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class W Preferred Stock that are Beneficially Owned by the Look-Through Entity.

        "Market Price" on any date shall mean, with respect to any share of Equity Stock, the Closing Price of a share of that class of Equity Stock on the Trading Day immediately preceding such date.

        "NYSE" shall mean The New York Stock Exchange, Inc.

        "Outstanding" shall mean issued and outstanding shares of Equity Stock of the Corporation, provided, however, that for purposes of the application of the Ownership Limit, the Look-Through Ownership Limit or the Initial Holder Limit to any Person, the term "Outstanding" shall be deemed to include the number of shares of Equity Stock that such Person alone, at that time, could acquire pursuant to any options or convertible securities.

        "Ownership Limit" shall mean, for any Person other than the Initial Holder or a Look-Through Entity, a number of the Outstanding shares of Class W Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 8.7% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class W Preferred Stock that are Beneficially Owned by the Person.

        "Ownership Restrictions" shall mean, collectively, the Ownership Limit, as applied to Persons other than the Initial Holder or Look-Through Entities, the Initial Holder Limit, as applied to the Initial Holder, and the Look-Through Ownership Limit, as applied to Look-Through Entities.

        "Parity Stock" shall have the meaning set forth in paragraph (b) of Section 8 of this Article.

        "Person" shall mean (a) for purposes of Section 10 of this Article, (i) an individual, corporation, partnership, estate, trust (including a trust qualifying under Section 401(a) or 501(c) of the Code), association, "private foundation," within the meaning of Section 509(a) of the Code, joint stock company or other entity, and (ii) a "group," as that term is used for purposes of Section 13(d)(3) of the Exchange Act, and (b) for purposes of the remaining Sections of this Article, any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity.

        "Prohibited Transferee" shall have the meaning set forth in Section 10.3(a) of this Article.

        "Redemption Date" shall mean, in the case of any redemption of any shares of Class W Preferred Stock, the date fixed for redemption of such shares.

        "Redemption Price" shall mean, with respect to any share of Class W Preferred Stock to be redeemed, 102% of the Liquidation Preference thereof, plus all accumulated, accrued and unpaid dividends (whether or not earned or declared), if any, to the Redemption Date.

        "REIT" shall mean a "real estate investment trust," as defined in Section 856 of the Code.

        "Repurchase Offer" shall have the meaning set forth in the Exchange Agreement.

        "Senior Stock" shall have the meaning set forth in paragraph (a) of Section 8 of this Article.

        "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of Junior Stock or any class or series of Parity Stock are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Class W Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

        "Trading Day" shall mean, when used with respect to any Equity Stock, (i) if the Equity Stock is listed or admitted to trading on the NYSE, a day on which the NYSE is open for the transaction of business, (ii) if the Equity Stock is not listed or admitted to trading on the NYSE but is listed or admitted to trading on another national securities exchange or automated quotation system, a day on which the principal national securities exchange or automated quotation system, as the case may be, on which the Equity Stock is listed or admitted to trading is open for the transaction of business, or (iii) if the Equity Stock is not listed or admitted to trading on any national securities exchange or automated quotation system, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

        "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of a share of Class W Preferred Stock (including (i) the granting of an option or any series of such options or entering into any agreement for the sale, transfer or other disposition of Class W Preferred Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Class W Preferred Stock), whether voluntary or involuntary, whether of record ownership or Beneficial Ownership, and whether by operation of law or otherwise (including, but not limited to, any transfer of an interest in other entities that results in a change in the Beneficial Ownership of shares of Class W Preferred Stock). The term "Transfers" and "Transferred" shall have correlative meanings.

        "Transfer Agent" means such transfer agent as may be designated by the Board of Directors or their designee as the transfer agent for the Class W Preferred Stock; provided, that if the Corporation has not designated a transfer agent then the Corporation shall act as the transfer agent for the Class W Preferred Stock.

        "Trust" shall mean the trust created pursuant to Section 10.3 of this Article.

        "Trustee" shall mean the Person unaffiliated with either the Corporation or the Prohibited Transferee that is appointed by the Corporation to serve as trustee of the Trust.

        "Voting Preferred Stock" shall have the meaning set forth in Section 9 of this Article.

3.     Dividends.

        (a)   The holders of Class W Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available for that purpose, cumulative dividends payable in cash in an amount per share of Class W Preferred Stock equal to the greater of (i) the Base Rate, or (ii) the cash dividends declared on the number of shares of Class A Common Stock, or portion thereof, into which a share of Class W Preferred Stock is convertible. The dividends payable with respect to the Initial Dividend Period shall be determined solely by reference to the Base Rate. The amount referred to in clause (ii) of this paragraph (a) with respect to each succeeding Dividend Period shall be determined as of the applicable Dividend Payment Date by multiplying the number of shares of Class A Common Stock, or portion thereof calculated to the fourth decimal point, into which a share of Class W Preferred Stock would be convertible at the opening of business on such Dividend Payment Date (based on the Conversion Price then in effect) by the aggregate cash dividends payable or paid for such Dividend Period in respect of a share of Class A Common Stock outstanding as of the record date for the payment of dividends on the Class A Common Stock with respect to such Dividend Period. If (A) the Corporation pays a cash dividend on the Class A Common Stock after the Dividend Payment Date for the corresponding Dividend Period and (B) the dividend on the Class W Preferred Stock for such Dividend Period calculated pursuant to clause (ii) of this paragraph (a), taking into account the Class A Common Stock dividend referenced in clause (A), exceeds the dividend previously declared on the Class W Preferred Stock for such Dividend Period, the Corporation shall pay an additional dividend to the holders of the Class W Preferred Stock on the date that the Class A Common Stock dividend referenced in clause (A) is paid, in an amount equal to the difference between the dividend calculated pursuant to clause (B) and the dividends previously declared on the Class W Preferred Stock with respect to such Dividend Period. Such dividends shall be cumulative from the Issue Date, whether or not in any Dividend Period or Periods such dividends shall be declared or there shall be funds of the Corporation legally available for the payment of such dividends, and shall be payable quarterly in arrears on the Dividend Payment Dates, commencing on the first Dividend Payment Date after the Issue Date. Each such dividend shall be payable in arrears to the holders of record of the Class W Preferred Stock, as they appear on the stock records of the Corporation at the close of business on a record date fixed by the Board of Directors which shall be not more than 60 days prior to the applicable Dividend Payment Date and, within such 60 day period, shall be the same date as the record date for the regular quarterly dividend payable with respect to the Class A Common Stock for the Dividend Period to which such Dividend Payment Date relates (or, if there is no such record date for Class A Common Stock, then such date as the Board of Directors may fix). Accumulated, accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, which date shall not precede by more than 45 days the payment date thereof, as may be fixed by the Board of Directors.

        (b)   The amount of dividends payable per share of Class W Preferred Stock for the Initial Dividend Period, or any other period shorter than a full Dividend Period, shall be computed ratably on the basis of twelve 30-day months and a 360-day year. Holders of Class W Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Class W Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Class W Preferred Stock that may be in arrears.

        (c)   So long as any of the shares of Class W Preferred Stock are outstanding, except as described in the immediately following sentence, no dividends shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made directly or indirectly by the Corporation with respect to any class or series of Parity Stock for any period unless dividends equal to the full amount of accumulated, accrued and unpaid dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment on the Class W Preferred Stock for all Dividend Periods terminating on or prior to the date such dividend or distribution is declared, paid, set apart for payment or made, as the case may be, with respect to such class or series of Parity Stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon the Class W Preferred Stock and all dividends declared upon any other class or series of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Class W Preferred Stock and accumulated, accrued and unpaid on such Parity Stock.

        (d)   So long as any of the shares of Class W Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of or options, warrants or rights to subscribe for or purchase shares of Junior Stock) shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made directly or indirectly by the Corporation with respect to any shares of Junior Stock, nor shall any shares of Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Class A Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) directly or indirectly by the Corporation (except by conversion into or exchange for shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock), nor shall any other cash or other property otherwise be paid or distributed to or for the benefit of any holder of shares of Junior Stock in respect thereof, directly or indirectly, by the Corporation unless in each case (i) dividends equal to the full amount of all accumulated, accrued and unpaid dividend on all outstanding shares of Class W Preferred Stock have been declared and paid, or such dividends have been declared and a sum sufficient for the payment thereof has been set apart for such payment, on all outstanding shares of Class W Preferred Stock for all Dividend Periods ending on or prior to the date such dividend or distribution is declared, paid, set apart for payment or made with respect to such shares of Junior Stock, or the date such shares of Junior Stock are redeemed, purchased or otherwise acquired or monies paid to or made available for any sinking fund for such redemption, or the date any such cash or other property is paid or distributed to or for the benefit of any holders of Junior Stock in respect thereof, as the case may be and (ii) sufficient funds shall have been paid or set apart for the payment of the full dividend for the current Dividend Period with respect to the Class W Preferred Stock.

        Notwithstanding the provisions of this Section 3, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any shares of Parity Stock or (ii) redeeming, purchasing or otherwise acquiring any Parity Stock, in each case, if in the opinion of nationally recognized REIT tax counsel such declaration, payment, redemption, purchase or other acquisition is necessary in order to maintain the continued qualification of the Corporation as a REIT under Section 856 of the Code.

4.     Liquidation Preference.

        (a)   In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution by the Corporation (whether of capital, surplus or otherwise) shall be made to or set apart for the holders of Junior Stock, the holders of shares of Class W Preferred Stock shall be entitled to receive Fifty Two Dollars and Fifty Cents ($52.50) per share of Class W Preferred Stock (the "Liquidation Preference"), plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Class W Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Class W Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Class W Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Class W Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with one or more corporations, (ii) a sale or transfer of all or substantially all of the Corporation's assets, or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

        (b)   Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Class W Preferred Stock and any Parity Stock, as provided in Section 4(a), any other series or class or classes of Junior Stock shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Class W Preferred Stock and any Parity Stock shall not be entitled to share therein.

5.     Redemption at the Option of the Corporation.

        (a)   Shares of Class W Preferred Stock shall not be redeemable by the Corporation prior to the third anniversary of the Issue Date, except as set forth in Section 10.2 of this Article. On and after the third anniversary of the Issue Date, the Corporation, at its option, may redeem shares of Class W Preferred Stock, in whole or from time to time in part, at a price payable in cash equal to the Redemption Price applicable thereto.

        (b)   The Redemption Date shall be selected by the Corporation, shall be specified in the notice of redemption and shall be not less than 30 days nor more than 60 days after the date notice of redemption is sent by the Corporation.

        (c)   If full cumulative dividends on all outstanding shares of Class W Preferred Stock have not been declared and paid, or declared and set apart for payment, no shares of Class W Preferred Stock may be redeemed unless all outstanding shares of Class W Preferred Stock are simultaneously redeemed. Neither the Corporation nor any affiliate of the Corporation may purchase or acquire shares of Class W Preferred Stock, other than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Class W Preferred Stock.

        (d)   If the Corporation shall redeem shares of Class W Preferred Stock pursuant to paragraph (a) of this Section 5, notice of such redemption shall be given to each holder of record of the shares to be redeemed. Such notice shall be provided by recognized overnight courier at such holder's address as the same appears on the stock records of the Corporation. Neither the failure to mail any notice required by this paragraph (d), nor any defect therein or in the mailing thereof to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given on the day after the date mailed whether or not the holder receives the notice. Each such notice shall state, as appropriate: (i) the Redemption Date; (ii) the number of shares of Class W Preferred Stock to be redeemed and, if fewer than all such shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the place or places at which certificates for such shares are to be surrendered for cash; (iv) the then-current Conversion Price; (v) the Redemption Price payable on such Redemption Date; and (vi) a statement as to whether or not accumulated, accrued and unpaid dividends will be payable as part of the Redemption Price, or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant record date as described in the next sentence. Notice having been mailed as aforesaid, from and after the Redemption Date (unless the Corporation shall fail to make available the amount of cash necessary to effect such redemption), (i) dividends on the shares of Class W Preferred Stock so called for redemption shall cease to accumulate or accrue on the shares of Class W Preferred Stock called for redemption, (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Class W Preferred Stock of the Corporation shall cease (except the right to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required); provided, however, that if the Redemption Date for any shares of Class W Preferred Stock occurs after any dividend record date and on or prior to the related Dividend Payment Date, the full dividend payable on such Dividend Payment Date in respect of such shares of Class W Preferred Stock called for redemption shall be payable on such Dividend Payment Date to the holders of record of such shares at the close of business on the corresponding dividend record date notwithstanding the prior redemption of such shares and shall not be payable as part of the Redemption Price for such shares. The Corporation's obligation to make available the cash necessary to effect the redemption in accordance with the preceding sentence shall be deemed fulfilled if, on or before the applicable Redemption Date, the Corporation shall irrevocably deposit in trust with a bank or trust company (which may not be an affiliate of the Corporation) that has, or is an affiliate of a bank or trust company that has, a capital and surplus of at least $50,000,000, such amount of cash as is necessary for such redemption, plus, if such Redemption Date occurs after any dividend record date and on or prior to the related Dividend Payment Date, such amount of cash as is necessary to pay the dividend payable on such Dividend Payment Date in respect of such shares of Class W Preferred Stock called for redemption, with irrevocable instructions that such cash be applied to the redemption of the shares of Class W Preferred Stock so called for redemption and, if applicable, the payment of such dividend. No interest shall accrue for the benefit of the holders of shares of Class W Preferred Stock to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Redemption Date shall revert to the general funds of the Corporation, after which reversion the holders of shares of Class W Preferred Stock so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

        As promptly as practicable after the surrender in accordance with such notice of the certificates for any such shares of Class W Preferred Stock to be so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such certificates shall be exchanged for cash (without interest thereon) for which such shares have been redeemed in accordance with such notice. If fewer than all the outstanding shares of Class W Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding shares of Class W Preferred Stock not previously called for redemption by lot or, with respect to the number of shares of Class W Preferred Stock held of record by each holder of such shares, pro rata (as nearly as may be) or by any other method as may be determined by the Board of Directors in its discretion to be equitable. If fewer than all the shares of Class W Preferred Stock represented by any certificate are redeemed, then a new certificate representing the unredeemed shares shall be issued without cost to the holders thereof.

6.     Status of Reacquired Stock.

        All shares of Class W Preferred Stock that have been issued and reacquired in any manner by the Corporation (including, without limitation, shares of Class W Preferred Stock which have been surrendered for conversion) shall be returned to the status of authorized but unissued shares of Class W Preferred Stock.

7.     Conversion.

        7.1   Conversion at Holders Option.

        At any time on or after the Issue Date, holders of shares of Class W Preferred Stock shall have the right to convert all or a portion of such shares into shares of Class A Common Stock, as follows:

        (a)   Subject to and upon compliance with the provisions of this Section 7, each share of Class W Preferred Stock shall, at the option of the holder thereof, be convertible at any time (unless such share is called for redemption, then to and including but not after the close of business on the date immediately prior to the Redemption Date, unless the Corporation shall default in payment due upon redemption thereof), in whole or in part, into the number of fully paid and non-assessable shares of Class A Common Stock (calculated as to each conversion to the nearest 1/100th of a share) obtained by dividing the Liquidation Preference (excluding any accumulated, accrued and unpaid dividends) per share of Class W Preferred Stock by the Conversion Price (as in effect at the time and on the date provided for in paragraph (b) of this Section 7.1) and by surrendering such shares to be converted, such surrender to be made in the manner provided in paragraph (b) of this Section 7.1; provided, however, that the right to convert shares of Class W Preferred Stock called for redemption pursuant to Section 5 shall terminate at the close of business on the Redemption Date fixed for such redemption, unless the Corporation shall default in making payment of cash payable upon such redemption under Section 5 of this Article.

        (b)   To convert shares of Class W Preferred Stock, the holder of the shares to be converted shall surrender the certificate representing such shares at the office of the Transfer Agent, accompanied by the funds, if any, required by the last paragraph of this subsection (b) to be paid by such holder, and shall give written notice of conversion in the form provided on such certificate representing shares of Class W Preferred Stock (or such other notice as is reasonably acceptable to the Corporation) to the Corporation at such office or agency that the holder elects to convert the shares of Class W Preferred Stock specified in such notice. Such notice shall also state the name or names, together with address or addresses, in which the certificate or certificates for shares of Class A Common Stock which shall be issuable on such conversion shall be issued. Unless the shares issuable on conversion are to be issued in the same name as the name in which such share of Class W Preferred Stock is registered, each certificate representing a share of Class W Preferred Stock surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation that such taxes have been paid).

        As promptly as practicable, but in no event later than three Business Days after the surrender of certificates representing such shares of Class W Preferred Stock and the receipt of such notice, instruments of transfer and funds, if any, as aforesaid, the Corporation shall issue and shall deliver at such office or agency to such holder, or as designated in such holder's written instructions, a certificate or certificates for the number of full shares of Class A Common Stock issuable upon the conversion of such share or shares of Class W Preferred Stock in accordance with provisions of this Section 7.1, and a check or cash in respect of the cash amount payable to such holder, if any, referred to in subsection (c), below.

        Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which certificates representing such shares of Class W Preferred Stock shall have been surrendered and such notice (and any applicable instruments of transfer and any required taxes) received by the Corporation as aforesaid, and the Person or Persons in whose name or names any certificate or certificates for shares of Class A Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date, and such conversion shall be at the Conversion Price in effect at such time on such date, unless the stock transfer books of the Corporation shall be closed on that date, in which event such Person or Persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such shares shall have been surrendered and such notice received by the Corporation.

        Except as provided herein, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends (other than dividends on the Class A Common Stock the record date for which is after the conversion date and which the Corporation shall pay in the ordinary course to the record holder as of the record date) on the Class A Common Stock issued upon such conversion. Holders of Class W Preferred Stock at the close of business on a record date for the payment of dividends on the Class W Preferred Stock will be entitled to receive an amount equal to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following such record date. If the Dividend Adjustment Amount (as defined below) with respect to any shares of Class W Preferred Stock surrendered for conversion is positive, the holders of such shares shall, as of the date of conversion, be entitled to receive a cash payment equal to such Dividend Adjustment Amount. If the Dividend Adjustment Amount with respect to any shares of Class W Preferred Stock surrendered for conversion is negative, such shares must be accompanied by payment of a cash amount equal to the absolute value of such Dividend Adjustment Amount. As used herein, "Dividend Adjustment Amount" shall mean, with respect to any share of Class W Preferred Stock that has been surrendered for conversion, the sum of:

          (i)    the aggregate amount of any dividends (whether or not earned or declared) that are accumulated, accrued and unpaid on such share as of the time of such conversion; minus

          (ii)   if such share has been surrendered for conversion during the period between the close of business on any dividend record date and the opening of business on the corresponding Dividend Payment Date, the amount of the dividend payable thereon on such Dividend Payment Date; minus

          (iii)  an amount equal to the product of (A) the number of shares of Class A Common Stock (or fraction thereof) into which such share of Class W Preferred Stock has been converted, (B) the quarterly cash dividend per share that was most recently declared on the Class A Common Stock, determined as of the date of conversion, and (C) a fraction, the numerator of which is the number of days in the period from and including the date of the most recent dividend payment date for the Class A Common Stock to but excluding the date of such conversion, and the denominator of which is 90.

        (c)   No fractional shares of Class A Common Stock or scrip representing fractions of a share of Class A Common Stock shall be issued upon conversion of shares of Class W Preferred Stock. If more than one share of Class W Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Class A Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Class W Preferred Stock so converted. In lieu of any fractional interest in a share of Class A Common Stock that would otherwise be deliverable upon the conversion of any share of Class W Preferred Stock, the Corporation shall pay to the holder of such shares an amount in cash (computed to the nearest cent) equal to the Closing Price of the Class A Common Stock on the Trading Day immediately preceding the date of conversion, multiplied by the fractional interest that otherwise would have been deliverable upon conversion of such share.

        7.2   Adjustments to Conversion Price

        (a)   The Conversion Price shall be adjusted from time to time as follows:

          (i)    If the Corporation shall, after the Issue Date, (A) pay a dividend or make a distribution on its Class A Common Stock in shares of Class A Common Stock, (B) subdivide its outstanding

  Class A Common Stock into a greater number of shares, (C) combine its outstanding Class A Common Stock into a smaller number of shares or (D) issue any shares of capital stock by reclassification of its outstanding Class A Common Stock (including a reclassification pursuant to a merger or consolidation in which the Corporation is the continuing entity and in which the Class A Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, or securities or other property of another entity), then, in each such case the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or distribution or at the opening of business on the day following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any share of Class W Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Class A Common Stock (or fraction of a share of Class A Common Stock) that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such share of Class W Preferred Stock been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this paragraph (a)(i) of this Section 7.2 shall become effective immediately after the opening of business on the day next following the record date (except as provided in paragraph (e) below) in the case of a dividend or distribution and shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

          (ii)   If the Corporation shall issue, after the Issue Date, rights, options or warrants to all holders of Class A Common Stock entitling them (for a period expiring within 45 days after the record date described below in this paragraph (a)(ii) of this Section 7.2) to subscribe for or purchase Class A Common Stock at a price per share less than the Fair Market Value per share of the Class A Common Stock on the record date for the determination of stockholders entitled to receive such rights, options or warrants, then the Conversion Price in effect at the opening of business on the day next following such record date shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the opening of business on the day following the date fixed for such determination by (B) a fraction, the numerator of which shall be the sum of (X) the number of shares of Class A Common Stock outstanding on the close of business on the date fixed for such determination and (Y) the number of shares that could be purchased at such Fair Market Value from the aggregate proceeds to the Corporation from the exercise of such rights, options or warrants for Class A Common Stock, and the denominator of which shall be the sum of (XX) the number of shares of Class A Common Stock outstanding on the close of business on the date fixed for such determination and (YY) the number of additional shares of Class A Common Stock offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided in paragraph (e) below). In determining whether any rights, options or warrants entitle the holders of Class A Common Stock to subscribe for or purchase Class A Common Stock at less than such Fair Market Value, there shall be taken into account any consideration received by the Corporation upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors.

          (iii)  If the Corporation shall, after the Issue Date, make a distribution on its Class A Common Stock other than in cash or shares of Class A Common Stock (including any distribution in securities (other than rights, options or warrants referred to in paragraph (a)(ii) of this Section 7.2)) (each of the foregoing being referred to herein as a "distribution"), then the Conversion Price in effect at the opening of business on the next day following the record date for determination of stockholders entitled to receive such distribution shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the opening of business on the day following the record date by (B) a fraction, the numerator of which shall be the difference between (X) the number of shares of Class A Common Stock outstanding on the close of business on the record date and (Y) the number of shares determined by dividing (aa) the aggregate value of the property being distributed by (bb) the Fair Market Value per share of Class A Common Stock on the record date, and the denominator of which shall be the number of shares of Class A Common Stock outstanding on the close of business on the record date. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided below). The value of the property being distributed shall be as determined in good faith by the Board of Directors; provided, however, that if the property being distributed is a publicly traded security, its value shall be calculated in accordance with the procedure for calculating the Fair Market Value of a share of Class A Common Stock (calculated for a period of five consecutive Trading Days commencing on the twentieth Trading Day after the distribution). Neither the issuance by the Corporation of rights, options or warrants to subscribe for or purchase securities of the Corporation nor the exercise thereof shall be deemed a distribution under this paragraph.

          (iv)  If, after the Issue Date, the Corporation shall acquire, pursuant to an issuer or self tender offer, all or any portion of the outstanding Class A Common Stock and such tender offer involves the payment of consideration per share of Class A Common Stock having a fair market value (as determined in good faith by the Board of Directors), at the last time (the "Expiration Time") tenders may be made pursuant to such offer, that exceeds the Closing Price per share of Class A Common Stock on the Trading Day next succeeding the Expiration Time, then the Conversion Price in effect on the opening of business on the day next succeeding the Expiration Time shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the Expiration Time by (B) a fraction, the numerator of which shall be (X) the number of shares of Class A Common Stock outstanding (including the shares acquired in the tender offer (the "Acquired Shares")) immediately prior to the Expiration Time, multiplied by (Y) the Closing Price per share of Class A Common Stock on the Trading Day next succeeding the Expiration Time, and the denominator of which shall be the sum of (XX) the fair market value (determined as aforesaid) of the aggregate consideration paid to acquire the Acquired Shares and (YY) the product of (I) the number of shares of Class A Common Stock outstanding (less any Acquired Shares) at the Expiration Time, multiplied by (II) the Closing Price per share of Class A Common Stock on the Trading Day next succeeding the Expiration Time.

          (v)   No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this paragraph (a)(v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; provided, further, that any adjustment shall be required and made in accordance with the provisions of this Section 7.2 (other than this paragraph (a)(v)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of shares of Class A Common Stock. Notwithstanding any other provisions of this Section 7.2, the Corporation shall not be required to make any adjustment of the Conversion Price for the issuance of (A) any shares of Class A Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of optional amounts in shares of

  Class A Common Stock under such plan or (B) any options, rights or shares of Class A Common Stock pursuant to any stock option, stock purchase or other stock-based plan maintained by the Corporation. All calculations under this Section 7.2 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be. Anything in this paragraph (a) of this Section 7.2 to the contrary notwithstanding, the Corporation shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this paragraph (a), as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, reclassification or combination of shares, distribution of rights or warrants to purchase stock or securities, or a distribution of other assets (other than cash dividends) hereafter made by the Corporation to its stockholders shall not be taxable, or if that is not possible, to diminish any income taxes that are otherwise payable because of such event.

        (b)   If the Corporation shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, issuer or self tender offer for at least 30% of the shares of Class A Common Stock outstanding, sale of all or substantially all of the Corporation's assets or recapitalization of the Class A Common Stock, but excluding any transaction as to which paragraph (a)(i) of this Section 7.2 applies) (each of the foregoing being referred to herein as a "Transaction"), in each case, as a result of which shares of Class A Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Class W Preferred Stock which is not converted into the right to receive stock, securities or other property in connection with such Transaction shall thereupon be convertible into the kind and amount of shares of stock, securities and other property (including cash or any combination thereof) receivable upon such consummation by a holder of that number of shares of Class A Common Stock into which one share of Class W Preferred Stock was convertible immediately prior to such Transaction (without giving effect to any Conversion Price adjustment pursuant to Section 7.2(a)(iv) of this Article). The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph (b), and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Class W Preferred Stock that will contain provisions enabling the holders of the Class W Preferred Stock that remain outstanding after such Transaction to convert into the consideration received by holders of Class A Common Stock at the Conversion Price in effect immediately prior to such Transaction. The provisions of this paragraph (b) shall similarly apply to successive Transactions.

        (c)   If:

          (i)    the Corporation shall declare a dividend (or any other distribution) on the Class A Common Stock (other than cash dividends and cash distributions); or

          (ii)   the Corporation shall authorize the granting to all holders of the Class A Common Stock of rights or warrants to subscribe for or purchase any shares of any class or series of capital stock or any other rights or warrants; or

          (iii)  there shall be any reclassification of the outstanding Class A Common Stock or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or a statutory share exchange, an issuer or self tender offer shall have been commenced for at least 30% of the outstanding shares of Class A Common Stock (or an amendment thereto changing the maximum number of shares sought or the amount or type of consideration being offered therefor shall have been adopted), or the sale or transfer of all or substantially all of the assets of the Corporation as an entirety; or

          (iv)  there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, then the Corporation shall cause to be filed with the Transfer Agent and shall cause to be mailed to each holder of shares of Class W Preferred Stock at such holder's address as shown on the stock records of the Corporation, as promptly as possible, a notice stating (A) the record date for the payment of such dividend, distribution or rights or warrants, or, if a record date is not established, the date as of which the holders of Class A Common Stock of record to be entitled to such dividend, distribution or rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Class A Common Stock of record shall be entitled to exchange their shares of Class A Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up or (C) the date on which such tender offer commenced, the date on which such tender offer is scheduled to expire unless extended, the consideration offered and the other material terms thereof (or the material terms of any amendment thereto). Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 7.2.

        (d)   Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly file with the Transfer Agent an officer's certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to each holder of shares of Class W Preferred Stock at such holder's last address as shown on the stock records of the Corporation.

        (e)   In any case in which paragraph (a) of this Section 7.2 provides that an adjustment shall become effective on the day next following the record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Class W Preferred Stock converted after such record date and before the occurrence of such event the additional Class A Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Class A Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of any fraction pursuant to paragraph (c) of Section 7.1.

        (f)    There shall be no adjustment of the Conversion Price in case of the issuance of any capital stock of the Corporation in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 7.2.

        (g)   If the Corporation shall take any action affecting the Class A Common Stock, other than action described in this Section 7.2, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of Class W Preferred Stock, the Conversion Price for the Class W Preferred Stock may be adjusted, to the extent permitted by law, in such manner, if any, and at such time as the Board of Directors, in its sole discretion, may determine to be equitable under the circumstances.

        (h)   The Corporation shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Class A Common Stock solely for the purpose of effecting conversion of the Class W Preferred Stock, the full number of shares of Class A Common Stock deliverable upon the conversion of all outstanding shares of Class W Preferred Stock not theretofore converted into Class A Common Stock. For purposes of this paragraph (h), the number of shares of Class A Common Stock that shall be deliverable upon the conversion of all outstanding shares of Class W Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder (and without regard to the Ownership Limit set forth in the Charter of the Corporation).

        The Corporation covenants that any shares of Class A Common Stock issued upon conversion of the shares of Class W Preferred Stock shall be validly issued, fully paid and nonassessable.

        The Corporation shall use its best efforts to list the shares of Class A Common Stock required to be delivered upon conversion of the shares of Class W Preferred Stock, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding shares of Class A Common Stock are listed at the time of such delivery.

        (i)    The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Class A Common Stock or other securities or property on conversion or redemption of shares of Class W Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Class A Common Stock or other securities or property in a name other than that of the holder of the shares of Class W Preferred Stock to be converted or redeemed, and no such issue or delivery shall be made unless and until the Person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

        (j)    In addition to any other adjustment required hereby, to the extent permitted by law, the Corporation from time to time may decrease the Conversion Price by any amount, permanently or for a period of at least twenty Business Days, if the decrease is irrevocable during the period.

        (k)   Notwithstanding anything to the contrary contained in this Section 7.2, conversion of Class W Preferred Stock pursuant to this Section 7.2 shall be permitted only to the extent that such conversion would not result in a violation of the Ownership Restrictions (as defined in the Charter), after taking into account any waiver of such limitation granted to any holder of the shares of Class W Preferred Stock.

8.     Ranking.

        Any class or series of capital stock of the Corporation shall be deemed to rank:

        (a)   prior or senior to the Class W Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Class W Preferred Stock ("Senior Stock");

        (b)   on a parity with the Class W Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Class W Preferred Stock, if (i) such capital stock is Class B Cumulative Convertible Preferred Stock, Class C Cumulative Preferred Stock, Class D Cumulative Preferred Stock, Class G Cumulative Preferred Stock, Class H Cumulative Preferred Stock, Class I Cumulative Preferred Stock, Class J Cumulative Convertible Preferred Stock, Class K Convertible Cumulative Preferred Stock, Class L Convertible Cumulative Preferred Stock, Class M Convertible Cumulative Preferred Stock, Class N Convertible Cumulative Preferred Stock, Class O Cumulative Convertible Preferred Stock, Class P Convertible Cumulative Preferred Stock, Class Q Cumulative Preferred Stock Class R Cumulative Preferred Stock, Class S Cumulative Redeemable Preferred Stock, Class T Cumulative Preferred Stock, Class U Cumulative Preferred Stock or Class V Cumulative Preferred Stock of the Corporation, or (ii) the holders of such class of stock or series and the Class W Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other (the capital stock referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Parity Stock"); and

        (c)   junior to the Class W Preferred Stock, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if (i) such capital stock or series shall be Class A Common Stock or (ii) the holders of Class W Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or series (the capital stock referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Junior Stock").

9.     Voting.

        (a)   If and whenever either (i) for two consecutive quarterly dividend periods the Corporation fails to pay dividends on the Class A Common Stock in an amount per share at least equal to Forty-five Cents ($0.45) (subject to adjustment consistent with any adjustment of the Conversion Price pursuant to Section 7.2 of this Article) (the "Base Common Stock Dividend"), or (ii) the Corporation fails to pay a quarterly dividend payable on the Class W Preferred Stock, whether or not earned or declared, then the number of directors then constituting the Board of Directors shall be increased by one additional director and the holders of shares of Class W Preferred Stock shall be entitled to elect the additional director to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Class W Preferred Stock called as hereinafter provided. Whenever (1) in the case of clause (i), the Corporation makes a quarterly dividend payment on the Class A Common Stock in an amount per share equal to or exceeding the Base Common Stock Dividend, or (2) in the case of an arrearage in dividends described in clause (ii), all arrears in dividends on the Class W Preferred Stock then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been declared and paid, or declared and set apart for payment, then the right of the holders of the Class W Preferred Stock to elect such additional director shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future events), and the term of office of the person elected as a director by the holders of the Class W Preferred Stock shall forthwith terminate and the number of directors constituting the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of Class W Preferred Stock, the Secretary of the Corporation may, and upon the written request of any holder of Class W Preferred Stock (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Class W Preferred Stock for the election of the director to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of Class W Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. The director elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur in the director elected by the holders of the Class W Preferred Stock, a successor shall be elected by the Board of Directors, upon the nomination of the holders of the Class W Preferred Stock, to serve until the next annual meeting of the stockholders or special meeting held in place thereof if such office shall not have previously terminated as provided above.

        (b)   If and whenever six quarterly dividends (whether or not consecutive) payable on the Class W Preferred Stock or any series or class of Parity Stock shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, then the number of directors then constituting the Board of Directors shall be increased by two directors (if not already increased by reason of similar types of provisions with respect to shares of any other class or series of Parity Stock which is entitled to similar voting rights (the "Voting Preferred Stock")) and the holders of shares of Class W Preferred Stock, together with the holders of shares of all other Voting Preferred Stock then entitled to exercise similar voting rights, voting as a single class regardless of series, shall be entitled to elect the two additional directors to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Class W Preferred Stock and the Voting Preferred Stock called as hereinafter provided. Whenever all arrears in dividends on the Class W Preferred Stock and the Voting Preferred Stock then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been declared and paid, or declared and set apart for payment, then the right of the holders of the Class W Preferred Stock and the Voting Preferred Stock to elect such additional two directors shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages), and the terms of office of all persons elected as directors by the holders of the Class W Preferred Stock and the Voting Preferred Stock shall forthwith terminate and the number of directors constituting the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of Class W Preferred Stock and the Voting Preferred Stock, if applicable, the Secretary of the Corporation may, and upon the written request of any holder of Class W Preferred Stock (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Class W Preferred Stock and of the Voting Preferred Stock for the election of the two directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of Class W Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. The directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the directors elected by the holders of the Class W Preferred Stock and the Voting Preferred Stock, a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining director elected by the holders of the Class W Preferred Stock and the Voting Preferred Stock or the successor of such remaining director, to serve until the next annual meeting of the stockholders or special meeting held in place thereof if such office shall not have previously terminated as provided above.

        (c)   So long as any shares of Class W Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter of the Corporation, the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the Class W Preferred Stock, voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

          (i)    any amendment, alteration or repeal of any of the provisions of, or the addition of any provision to, these Articles Supplementary, the Charter or the By-Laws of the Corporation that materially adversely affects the voting powers, rights or preferences of the holders of the Class W Preferred Stock (including any amendment, alteration or repeal effected pursuant to a merger, consolidation or similar transaction) or would convert the Class W Preferred Stock into cash or any other security other than a preferred stock with terms and provisions equivalent to those set forth in these Articles Supplementary; provided, however, that the amendment of the provisions of the Charter so as to authorize or create, or to increase the authorized amount of, or issue any Junior Stock or any shares of any class of Parity Stock shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Class W Preferred Stock; or

          (ii)   the authorization, creation of, increase in the authorized amount of, or issuance of any shares of any class or series of Senior Stock or any security convertible into shares of any class or series of Senior Stock (whether or not such class or series of Senior Stock is currently authorized);

provided, however, that no such vote of the holders of Class W Preferred Stock shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such Senior Stock or convertible or exchangeable security is to be made, as the case may be, provision is made for the redemption of all shares of Class W Preferred Stock at the time outstanding to the extent such redemption is authorized by Section 5 of this Article.

        For purposes of the foregoing provisions and all other voting rights under these Articles Supplementary, each share of Class W Preferred Stock shall have one (1) vote per share, except that when any other class or series of preferred stock of the Corporation shall have the right to vote with the Class W Preferred Stock as a single class on any matter, then the Class W Preferred Stock and such other class or series shall have with respect to such matters one quarter of one vote per $25 of stated liquidation preference. Except as otherwise required by applicable law or as set forth herein or in the Charter, the Class W Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

10.   Record Holders.

        The Corporation and the Transfer Agent may deem and treat the record holder of any share of Class W Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

        10.1 Restrictions on Ownership and Transfers.

        (a)   Limitation on Beneficial Ownership. Except as provided in Section 10.8, from and after the Issue Date, no Person (other than the Initial Holder or a Look-Through Entity) shall Beneficially Own shares of Class W Preferred Stock in excess of the Ownership Limit, the Initial Holder shall not Beneficially Own shares of Class W Preferred Stock in excess of the Initial Holder Limit and no Look-Through Entity shall Beneficially Own shares of Class W Preferred Stock in excess of the Look-Through Ownership Limit.

        (b)   Transfers in Excess of Ownership Limit. Except as provided in Section 10.8, from and after the Issue Date (and subject to Section 10.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in any Person (other than the Initial Holder or a Look-Through Entity) Beneficially Owning shares of Class W Preferred Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such shares of Class W Preferred Stock that would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in such shares of Class W Preferred Stock.

        (c)   Transfers in Excess of Initial Holder Limit. Except as provided in Section 10.8, from and after the Issue Date (and subject to Section 10.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in the Initial Holder Beneficially Owning shares of Class W Preferred Stock in excess of the Initial Holder Limit shall be void ab initio as to the Transfer of such shares of Class W Preferred Stock that would be otherwise Beneficially Owned by the Initial Holder in excess of the Initial Holder limit, and the Initial Holder shall acquire no rights in such shares of Class W Preferred Stock.

        (d)   Transfers in Excess of Look-Through Ownership Limit.Except as provided in Section 10.8 from and after the Issue Date (and subject to Section 10.12), any Transfer (whether or not such

Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in any Look-Through Entity Beneficially Owning shares of Class W Preferred Stock in excess of the Look-Through Ownership limit shall be void ab initio as to the Transfer of such shares of Class W Preferred Stock that would be otherwise Beneficially Owned by such Look-Through Entity in excess of the Look-Through Ownership Limit and such Look-Through Entity shall acquire no rights in such shares of Class W Preferred Stock.

        (e)   Transfers Resulting in "Closely Held" Status. From and after the Issue Date, any Transfer that, if effective would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or would otherwise result in the Corporation failing to qualify as a REIT (including, without limitation, a Transfer or other event that would result in the Corporation owning (directly or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code) shall be void ab initio as to the Transfer of shares of Class W Preferred Stock that would cause the Corporation (i) to be "closely held" within the meaning of Section 856(h) of the Code or (ii) otherwise fail to qualify as a REIT, as the case may be, and the intended transferee shall acquire no rights in such shares of Class W Preferred Stock.

        (f)    Severability on Void Transactions. A Transfer of a share of Class W Preferred Stock that is null and void under Sections 10.1(b), (c), (d), or (e) of this Article because it would, if effective, result in (i) the ownership of Class W Preferred Stock in excess of the Initial Holder Limit, the Ownership Limit, or the Look-Through Ownership Limit, (ii) the Corporation being "closely held" within the meaning of Section 856(h) of the Code or (iii) the Corporation otherwise failing to qualify as a REIT, shall not adversely affect the validity of the Transfer of any other share of Class W Preferred Stock in the same or any other related transaction.

        10.2 Remedies for Breach. If the Board of Directors or a committee thereof shall at any time determine in good faith that a Transfer or other event has taken place in violation of Section 10.1 of this Article or that a Person intends to acquire or has attempted to acquire Beneficial Ownership of any shares of Class W Preferred Stock in violation of Section 10.1 of this Article (whether or not such violation is intended), the Board of Directors or a committee thereof shall be empowered to take any action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, refusing to give effect to such Transfer or other event on the books of the Corporation, causing the Corporation to redeem such shares at the then current Market Price and upon such terms and conditions as may be specified by the Board of Directors in its sole discretion (including, but not limited to, by means of the issuance of long-term indebtedness for the purpose of such redemption), demanding the repayment of any distributions received in respect of shares of Class W Preferred Stock acquired in violation of Section 10.1 of this Article or instituting proceedings to enjoin such Transfer or to rescind such Transfer or attempted Transfer; provided, however, that any Transfers or attempted Transfers (or in the case of events other than a Transfer, Beneficial Ownership) in violation of Section 10.1 of this Article, regardless of any action (or non-action) by the Board of Directors or such committee, (a) shall be void ab initio or (b) shall automatically result in the transfer described in Section 10.3 of this Article; provided, further, that the provisions of this Section 10.2 shall be subject to the provisions of Section 10.12 of this Article; provided, further, that neither the Board of Directors nor any committee thereof may exercise such authority in a manner that interferes with any ownership or transfer of Class W Preferred Stock that is expressly authorized pursuant to Section 10.8(c) of this Article.

        10.3 Transfer in Trust.

        (a)   Establishment of Trust. If, notwithstanding the other provisions contained in this Article, at any time after the Issue Date there is a purported Transfer (an "Excess Transfer") (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) or other change in the capital structure of the Corporation (including, but not limited to, any redemption of Equity Stock) or other event (including, but not limited to, any acquisition of any share of Equity Stock) such that (a) any Person (other than the Initial Holder or a Look-Through Entity) would Beneficially Own shares of Class W Preferred Stock in excess of the Ownership Limit, or (b) the Initial Holder would Beneficially Own shares of Class W Preferred Stock in excess of the Initial Holder Limit, or (c) any Person that is a Look-Through Entity would Beneficially Own shares of Class W Preferred Stock in excess of the Look-Through Ownership Limit (in any such event, the Person, Initial Holder or Look-Through Entity that would Beneficially Own shares of Class W Preferred Stock in excess of the Ownership Limit, the Initial Holder Limit or the Look-Through Entity Limit, respectively, is referred to as a "Prohibited Transferee"), then, except as otherwise provided in Section 10.8 of this Article, such shares of Class W Preferred Stock in excess of the Ownership Limit, the Initial Holder Limit or the Look-Through Ownership Limit, as the case may be, (rounded up to the nearest whole share) shall be automatically transferred to a Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the Excess Transfer, change in capital structure or another event giving rise to a potential violation of the Ownership Limit, the Initial Holder Limit or the Look Through Entity Ownership Limit.

        (b)   Appointment of Trustee. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with either the Corporation or any Prohibited Transferee. The Trustee may be an individual or a bank or trust company duly licensed to conduct a trust business.

        (c)   Status of Shares Held by the Trustee. Shares of Class W Preferred Stock held by the Trustee shall be issued and outstanding shares of capital stock of the Corporation. Except to the extent provided in Section 10.3(e), the Prohibited Transferee shall have no rights in the Class W Preferred Stock held by the Trustee, and the Prohibited Transferee shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

        (d)   Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends with respect to shares of Class W Preferred Stock held in the Trust, which rights shall be exercised for the benefit of the Charitable Beneficiary. Any dividend or distribution paid prior to the discovery by the Corporation that the shares of Class W Preferred Stock have been transferred to the Trustee shall be repaid to the Corporation upon demand, and any dividend or distribution declared but unpaid shall be rescinded as void ab initio with respect to such shares of Class W Preferred Stock. Any dividends or distributions so disgorged or rescinded shall be paid over to the Trustee and held in trust for the Charitable Beneficiary. Any vote cast by a Prohibited Transferee prior to the discovery by the Corporation that the shares of Class W Preferred Stock have been transferred to the Trustee will be rescinded as void ab initio and shall be recast in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. The owner of the shares at the time of the Excess Transfer, change in capital structure or other event giving rise to a potential violation of the Ownership Limit, Initial Holder Limit or Look-Through Entity Ownership Limit shall be deemed to have given an irrevocable proxy to the Trustee to vote the shares of Class W Preferred Stock for the benefit of the Charitable Beneficiary.

        (e)   Restrictions on Transfer. The Trustee of the Trust may sell the shares held in the Trust to a Person, designated by the Trustee, whose ownership of the shares will not violate the Ownership

Restrictions. If such a sale is made, the interest of the Charitable Beneficiary shall terminate and proceeds of the sale shall be payable to the Prohibited Transferee and to the Charitable Beneficiary as provided in this Section 10.3(e). The Prohibited Transferee shall receive the lesser of (1) the price paid by the Prohibited Transferee for the shares or, if the Prohibited Transferee did not give value for the shares (through a gift, devise or other transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any proceeds in excess of the amount payable to the Prohibited Transferee shall be payable to the Charitable Beneficiary. If any of the transfer restrictions set forth in this Section 10.3(e) or any application thereof is determined in a final judgment to be void, invalid or unenforceable by any court having jurisdiction over the issue, the Prohibited Transferee may be deemed, at the option of the Corporation, to have acted as the agent of the Corporation in acquiring the Class W Preferred Stock as to which such restrictions would, by their terms, apply, and to hold such Class W Preferred Stock on behalf of the Corporation.

        (f)    Purchase Right in Stock Transferred to the Trustee. Shares of Class W Preferred Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the Excess Transfer or other event resulting in a transfer to the Trust and (ii) the date that the Board of Directors determines in good faith that an Excess Transfer or other event occurred.

        (g)   Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust relating to such Prohibited Transferee if (i) the shares of Class W Preferred Stock held in the Trust would not violate the Ownership Restrictions in the hands of such Charitable Beneficiary and (ii) each Charitable Beneficiary is an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

        10.4 Notice of Restricted Transfer. Any Person that acquires or attempts to acquire shares of Class W Preferred Stock in violation of Section 10.1 of this Article, or any Person that is a Prohibited Transferee such that stock is transferred to the Trustee under Section 10.3 of this Article, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer or other event on the Corporation's status as a REIT. Failure to give such notice shall not limit the rights and remedies of the Board of Directors provided herein in any way.

        10.5 Owners Required to Provide Information. From and after the Issue Date certain record and Beneficial Owners and transferees of shares of Class W Preferred Stock will be required to provide certain information as set out below.

        (a)   Annual Disclosure. Every record holder or Beneficial Owner of shares of Class W Preferred Stock convertible into more than 5% (or such other percentage between 0.5% and 5%, as provided in the applicable regulations adopted under the Code) of the number of Outstanding shares of Equity Stock shall upon written request by the Corporation, such request to be made within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such record holder or Beneficial Owner, the number of shares of Class W Preferred Stock Beneficially Owned, and a full description of how such shares are held. Each such record holder or Beneficial Owner of Class W Preferred Stock shall, upon demand by the Corporation, disclose to the Corporation in writing such additional information with respect to the Beneficial Ownership of the Class W Preferred Stock as the Board of Directors, in its sole discretion, deems appropriate or necessary to

(i) comply with the provisions of the Code regarding the qualification of the Corporation as a REIT under the Code and (ii) ensure compliance with the Ownership Limit, the Initial Holder Limit or the Look-Through Ownership Limit, as applicable. Each stockholder of record, including without limitation any Person that holds shares of Class W Preferred Stock on behalf of a Beneficial Owner, shall take all reasonable steps to obtain the written notice described in this Section 10.5 from the Beneficial Owner.

        (b)   Disclosure at the Request of the Corporation. Any Person that is a Beneficial Owner of shares of Class W Preferred Stock and any Person (including the stockholder of record) that is holding shares of Class W Preferred Stock for a Beneficial Owner, and any proposed transferee of shares, shall provide such information as the Corporation, in its sole discretion, may request in order to determine the Corporation's status as a REIT, to comply with the requirements of any taxing authority or other governmental agency, to determine any such compliance or to ensure compliance with the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit, and shall provide a statement or affidavit to the Corporation setting forth the number of shares of Class W Preferred Stock already Beneficially Owned by such stockholder or proposed transferee and any related persons specified, which statement or affidavit shall be in the form prescribed by the Corporation for that purpose.

        10.6 Remedies Not Limited. Nothing contained in this Article shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable (subject to the provisions of Section 10.12 of this Article) (i) to protect the Corporation and the interests of its stockholders in the preservation of the Corporation's status as a REIT and (ii) to insure compliance with the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit.

        10.7 Ambiguity. In the case of an ambiguity in the application of any of the provisions of Section 10 of this Article, or in the case of an ambiguity in any definition contained in Section 10 of this Article, the Board of Directors shall have the power to determine the application of the provisions of this Article with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances.

        10.8 Exceptions. The following exceptions shall apply or may be established with respect to the limitations of Section 10.1 of this Article.

        (a)   Waiver of Ownership Limit. The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of tax counsel or other evidence or undertaking acceptable to it, may waive the application, in whole or in part, of the Ownership Limit to a Person subject to the Ownership Limit, if such person is not an individual for purposes of Section 542(a) of the Code (as modified to exclude qualified trusts from treatment as individuals pursuant to Section 856(h)(3) of the Code) and is a corporation, partnership, limited liability company, estate or trust. In connection with any such exemption, the Board of Directors may require such representations and undertakings from such Person and may impose such other conditions as the Board of Directors deems necessary, in its sole discretion, to determine the effect, if any, of the proposed Transfer on the Corporation's status as a REIT.

        (b)   Pledge by Initial Holder. Notwithstanding any other provision of this Article, the pledge by the Initial Holder of all or any portion of the Class W Preferred Stock directly owned at any time or from time to time shall not constitute a violation of Section 10.1 of this Article and the pledgee shall not be subject to the Ownership Limit with respect to the Class W Preferred Stock so pledged to it either as a result of the pledge or upon foreclosure.

        (c)   Underwriters. For a period of 270 days (or such longer period of time as any underwriter described below shall hold an unsold allotment of Class W Preferred Stock) following the purchase of Class W Preferred Stock by an underwriter that (i) is a corporation, partnership or other legal entity and (ii) participates in an offering of the Class W Preferred Stock, such underwriter shall not be subject to the Ownership Limit with respect to the Class W Preferred Stock purchased by it as a part of or in connection with such offering and with respect to any Class W Preferred Stock purchased in connection with market making activities.

        10.9 Legend. Each certificate for Class W Preferred Stock shall bear substantially the following legend:

  "The shares of Class W Cumulative Convertible Preferred Stock represented by this certificate are subject to restrictions on transfer. No person may Beneficially Own shares of Class W Cumulative Convertible Preferred Stock in excess of the Ownership Restrictions, as applicable, with certain further restrictions and exceptions set forth in the Charter (including the Articles Supplementary setting forth the terms of the Class W Cumulative Convertible Preferred Stock). Any Person that attempts to Beneficially Own shares of Class W Cumulative Convertible Preferred Stock in excess of the applicable limitation must immediately notify the Corporation. All capitalized terms in this legend have the meanings ascribed to such terms in the Charter (including the Articles Supplementary setting forth the terms of the Class W Cumulative Convertible Preferred Stock), as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder that so requests. If the restrictions on transfer are violated, (i) the transfer of the shares of Class W Cumulative Convertible Preferred Stock represented hereby will be void in accordance with the Charter (including the Articles Supplementary setting forth the terms of the Class W Cumulative Convertible Preferred Stock) or (ii) the shares of Class W Cumulative Convertible Preferred Stock represented hereby will automatically be transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries."

        10.10   Severability. If any provision of this Article or any application of any such provision is determined in a final and unappealable judgment to be void, invalid or unenforceable by any Federal or state court having jurisdiction over the issues, the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

        10.11   Board of Directors Discretion. Anything in this Article to the contrary notwithstanding, the Board of Directors shall be entitled to take or omit to take such actions as it in its discretion shall determine to be advisable in order that the Corporation maintain its status as and continue to qualify as a REIT, including, but not limited to, reducing the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit in the event of a change in law.

        10.12   Settlement. Nothing in this Section 10 of this Article shall be interpreted to preclude the settlement of any transaction entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system.

        FOURTH:    The terms of the Class W Cumulative Convertible Preferred Stock set forth in Article Third hereof shall become Article XXXIV of the Charter.

        IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Executive Vice President and Chief Financial Officer and witnessed by its Assistant Secretary on September 24, 2004.

WITNESS:	APARTMENT INVESTMENT AND MANAGEMENT COMPANY
/s/ LISA COHN Lisa Cohn Assistant Secretary	/s/ PAUL J. MCAULIFFE Paul J. McAuliffe Executive Vice President and Chief Financial Officer

        THE UNDERSIGNED, Executive Vice President and Chief Financial Officer of APARTMENT INVESTMENT AND MANAGEMENT COMPANY, who executed on behalf of the Corporation the Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ PAUL J. MCAULIFFE Paul J. McAuliffe Executive Vice President and Chief Financial Officer

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ARTICLES SUPPLEMENTARY APARTMENT INVESTMENT AND MANAGEMENT COMPANY Class W Cumulative Convertible Preferred Stock (Par Value $.01 Per Share)